UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 1, 2008

GLOBAL CASH ACCESS HOLDINGS, INC.
 (Exact name of registrant as specified in its charter)

Delaware	001-32622	20-0723270
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3525 East Post Road, Suite 120 Las Vegas, Nevada	89120
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (800) 833-7110

(Former name or former address if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.01. Completion of Acquisition or Disposition of Assets.

On April 1, 2008, Global Cash Access, Inc. (“GCA”), a Delaware corporation and wholly-owned subsidiary of Global Cash Access Holdings, Inc., completed its previously announced acquisition of all of the issued and outstanding shares (the “Shares”) of Certegy Gaming Services, Inc., a Minnesota corporation (“CGS”) pursuant to a Stock Purchase Agreement (the “Agreement”) with Fidelity National Transaction Services, Inc., a Georgia corporation (“Seller”), and CGS.

On April 1, 2008, GCA issued a press release announcing the completion of the acquisition of CGS. A copy of the press release is attached hereto as Exhibit 99.1.

In connection with the acquisition, GCA purchased the Shares from Seller for an aggregate purchase price of $25,000,000 in cash, which is subject to a post-closing net working capital adjustment. GCA deposited $2,500,000 of such purchase price into an escrow account for two years, all or a portion of which may be returned to GCA in satisfaction of indemnification claims by GCA against Seller. To the extent that no such claims are made at the end of the first year of such two-year period, $1,000,000 shall be released from such escrow to Seller. In the event that an indemnification claim is made by GCA prior to the expiration of such two-year period that exceeds the amount remaining in such escrow, Seller shall replenish the escrow to the extent of any amount released from escrow at the end of the first year. Any amount remaining in the escrow, other than amounts subject to pending indemnification claims, shall be released to Seller at the end of the two-year period.

In addition, in connection with the acquisition, GCA will replace all of the cash and cash equivalents owned by Seller or CGS located or contained within, in transit to, or held by a third party for placement into, CGS’ automated teller machines or booths at its customer locations as of the closing (collectively, the “Customer Premises Cash”). In addition to the purchase price for the Shares, GCA delivered approximately $57.3 million in cash to Seller at the closing as Seller’s estimate of the amount Customer Premises Cash at the closing; such estimate is subject to a post-closing adjustment based upon any difference between the actual versus estimated Customer Premises Cash at the closing. Finally, at the closing, GCA also paid Seller an additional approximately $1.4 million for working capital surplus, severance and commission payments to certain employees not retained by Seller following the closing of the acquisition.

The foregoing description is qualified in its entirety by reference to the Agreement, which is attached as Exhibit 2.1 hereto and incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits.

(a) Financial Statements of Business Acquired

The financial statements required by Item 9.01(a) of Form 8-K will be filed by amendment within 71 calendar days after the date this report on Form 8-K must be filed.

(b) Pro Forma Financial Information

The pro forma financial statements required by Item 9.01(b) of Form 8-K will be filed by amendment within 71 calendar days after the date this report on Form 8-K must be filed.

(d) Exhibits

Exhibit No.	Document
2.1	Stock Purchase Agreement, dated as of February 28, 2008, by and among Global Cash Access, Inc., Fidelity National Transaction Services, Inc. and Certegy Gaming Services, Inc.
99.1	Press Release announcing the completion of the acquisition of Certegy Gaming Services, Inc.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

GLOBAL CASH ACCESS HOLDINGS, INC.

Date: April 1, 2008

By: /s/ Scott Betts
       Scott Betts
       Chief Executive Officer

EXHIBIT INDEX

Exhibit No.	Document
2.1	Stock Purchase Agreement, dated as of February 28, 2008, by and among Global Cash Access, Inc., Fidelity National Transaction Services, Inc. and Certegy Gaming Services, Inc.
99.1	Press Release announcing the completion of the acquisition of Certegy Gaming Services, Inc.